Exhibit 99.1

UGC Completes Acquisition of Noos

UGC Now the Largest Cable Television

Provider in France

Denver, Colorado – July 7, 2004: UnitedGlobalCom, Inc. (“UGC” or the “Company”) (Nasdaq: UCOMA) and the French SUEZ group announced today that they have completed their transaction regarding the sale of Noos, the largest cable television operator in France, from SUEZ to UGC’s French holding company.  SUEZ is to become a 19.9% shareholder in UGC’s French holding company - renamed UPC Broadband France - which also includes UGC’s existing French cable television operations.

The transaction valued Noos at approximately EUR 615 million, or 7.25 times 2004 estimated EBITDA. The final purchase price is subject to a 90-day audit of Noos’ financial information. Consideration to Suez consisted of approximately EUR 530 million of cash funded in equal proportions out of cash on hand and UGC’s European bank facility, as well as the 19.9% equity interest in the combined French operation.

As a result of the transaction, UPC Broadband France now serves approximately 2.3 million RGUs (revenue generating units).  The combined French businesses generated revenue of approximately EUR 400 million based on the 2003 results of Noos and UPC France.

The Noos and UPC France operations will continue to operate under their current management teams until the companies execute a plan of integration intended to achieve the financial, operational and strategic benefits offered by the new structure.

Mike Fries, President and Chief Executive Officer of UGC said: “We are pleased to have completed this important transaction on schedule.  We can now quickly devote our energy and resources towards the integration of our French operations and the creation of a platform for further growth and innovation in Paris and our remaining French systems.  France is now our second largest market in Europe and we expect it to rapidly develop as one of our showcase operations.  I have full confidence in the combined management team to achieve this goal.”

About UnitedGlobalCom

UGC is the leading international broadband communications provider of video, voice, and Internet services with operations in 14 countries.  Based on UGC’s operating statistics at March 31, 2004, the Company’s networks reached approximately 12.8 million homes and had over 9.2 million RGUs, including approximately 7.5 million video subscribers, 742,000 telephone subscribers and 984,300 Internet access subscribers.

Forward Looking Statements:  Except for historical information contained herein, this presentation contains forward looking statements, including guidance given for 2004 and expectations about the growth, opportunities and performance of the combined French operations.  These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include, our ability to successful integrate the French systems, continued use by subscribers and potential subscribers of the Company’s services, changes in the technology and competition, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and achieve assumed margins, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any guidance and other forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Please refer to the Company’s SEC filings for definitions of terms used herein such as RGUs.

For further information please visit our website at www.unitedglobal.com or contact:

UnitedGlobalCom, Inc.	UGC Europe, Inc.
Investor Relations	Corporate Communications
Richard S. L. Abbott – VP, Finance	Bert Holtkamp - Director Communications & PR
Phone: (303) 220-6682	Phone: +31-20-778 9800
email: rabbott@unitedglobal.com	email: bholtkamp@upccorp.com

FRANCE:

RUMEUR PUBLIQUE

Christophe Ginisty

Direct : +33 (0)1 55 74 52 09

Main : +33 (0)1 55 74 52 00

Mobile : +33 (0)6 09 17 44 22

email: christophe@rp-net.com